Exhibit 10.5

PERFORMANCE AWARD GRANT
NOTICE OF PERFORMANCE AWARD GRANT
UNDER THE WRIGHT MEDICAL GROUP N.V. 2017 EQUITY AND INCENTIVE PLAN

Wright Medical Group N.V., a public limited liability company organized under the laws of The Netherlands (the “Company”), pursuant to the Wright Medical Group N.V. 2017 Equity and Incentive Plan (as may be amended from time to time, the “Plan”) hereby grants to the individual named below, who shall be referred to as the “Participant,” a Performance Award (the “Performance Award”) representing the right to receive up to a maximum (“Maximum Potential Payout”) of 200% of the Participant’s Target Potential Payout set forth below based on the achievement of the Performance Goal(s) set forth on Exhibit A attached hereto (the “Performance Goals”) during the Performance Period set forth below (the “Performance Period”). The Performance Award is subject to all of the terms and conditions set forth in this Notice of Performance Award Grant (the “Grant Notice”), the Performance Award Agreement (the “Award Agreement”) attached hereto, and any Addendum to the Award Agreement established pursuant to Section 11.9 of the Award Agreement (the “Addendum”), and the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein will have the meaning set forth in the Plan. This Performance Award has been made as of the grant date indicated below, which shall be referred to as the “Grant Date”.

Grant ID:	[Insert Grant ID]

Participant:	[Insert Participant Name]

Grant Date:	[Insert Grant Date]

Target Potential Payout:	[Insert Target Number of Shares] Shares, subject to adjustment as provided in the Plan

Maximum Potential Payout:	[Insert Maximum Number of Shares] Shares, subject to adjustment as provided in the Plan

Threshold Potential Payout:	[Insert Threshold Number of Shares] Shares, subject to adjustment as provided in the Plan

Performance Period:	[June __, 20__ - June __, 20__]

Performance Goal(s):	See Exhibit A attached hereto

Final Determination Date:	Date the Committee certifies the achievement of the Performance Goals following the end of the Performance Period, but not later than [November 30, 20__]
* * *
This grant will be null and void until the Participant expressly accepts the grant by executing this Grant Notice in the space provided below and returning the original execution copy to the Company or otherwise indicating affirmative acceptance of this grant electronically pursuant to procedures established by the Company and/or its third party administrator. The undersigned Participant acknowledges that he or she has received a copy of this Grant Notice, the Award Agreement, the Plan and the Plan Prospectus. As an express condition to the grant of the Performance Award, the Participant agrees to be bound by the terms of this Grant Notice, the Award Agreement and the Plan. The Participant has read carefully and in its entirety the Award Agreement and specifically the acknowledgements in Section 11.16 thereof. This Grant Notice, the Award Agreement and the Plan set forth the entire agreement and understanding of the Company and the Participant with respect to the grant, vesting and administration of the Performance Award and supersede all prior agreements, arrangements, plans and understandings.

WRIGHT MEDICAL GROUP N.V.	PARTICIPANT

By: Robert J. Palmisano
Title: President and Chief Executive Officer

PERFORMANCE AWARD AGREEMENT
Pursuant to the Notice of Performance Award Grant (the “Grant Notice”) to which this Performance Award Agreement (this “Award Agreement”) is attached and which Grant Notice is included in and part of this Award Agreement, and subject to the terms of this Award Agreement and the Wright Medical Group N.V. 2017 Equity and Incentive Plan (as may be amended from time to time, the “Plan”), Wright Medical Group N.V., a public limited liability company organized under the laws of The Netherlands (the “Company”), and the Participant named in the Grant Notice (the “Participant”) agree as follows.
1.Incorporation of Plan; Definitions. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Award Agreement will be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Award Agreement or in the Grant Notice will have the same meanings as set forth in the Plan. The provisions of this Award Agreement will be interpreted as to be consistent with the Plan and any ambiguities in this Award Agreement will be interpreted by reference to the Plan. In the event that any provision of this Award Agreement is not authorized by or is inconsistent with the terms of the Plan, the terms of the Plan will prevail. Pursuant to and in accordance with the terms of the Plan, the Committee will have final authority to interpret and construe the Plan and this Award Agreement and to make any and all determinations thereunder, and its decision will be final, binding and conclusive upon the Participant and his or her legal representatives in respect of any questions arising under the Plan or this Award Agreement; provided, however, that pursuant to the Plan the Committee will exercise such discretion reasonably and in good faith. A copy of the Plan and the Plan Prospectus have been delivered to the Participant together with this Award Agreement.

2.Grant of Performance Award.

2.1    Grant. The Company hereby grants to the Participant, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), a Performance Award, as described in the Grant Notice and this Award Agreement (the “Performance Award”), representing the right to receive in ordinary shares of the Company, par value €0.03 per share (collectively, the “Shares”), up to a maximum (“Maximum Potential Payout”) of 200% of the Participant’s Target Potential Payout set forth in the Grant Notice based on the achievement of the Performance Goal(s) set forth on Exhibit A attached hereto (the “Performance Goals”) during the Performance Period set forth in the Grant Notice (the “Performance Period”), subject to adjustment as provided in the Plan and subject to the terms, conditions and restrictions set forth in this Award Agreement and in the Plan.

2.2    No Shareholder Rights. The Participant shall have no rights as a shareholder of the Company with respect to the Shares subject to the Performance Award until such Shares have been issued pursuant to Section 4 of this Award Agreement. By way of example and without limitation, the Participant shall not be entitled to vote any of the Shares subject to the Performance Award, or otherwise exercise any incidents of ownership with respect to such Shares until such Shares have been issued pursuant to Section 4 of this Award Agreement, and the Participant will not receive any cash dividends or Dividend Equivalents based on the dividends declared on Shares that are subject to the Performance Award during the period between the Grant Date and the date the Performance Award is settled.

3.Vesting; Determination of Amount of Payment.

3.1    Vesting; Performance Measures; and Performance Goal(s). Except as otherwise provided in this Award Agreement, the Performance Award shall vest and the number of Shares payable in settlement of the Performance Award shall be determined by reference to the Performance Measure(s) and Performance Goal(s) achieved during the Performance Period in accordance with the table(s) set forth in Exhibit A to this Award Agreement and may range from 0% to 200% of the Participant’s Target Potential Payout as forth in the Grant Notice. The Performance Measures and the Performance Goals to be achieved on a cumulative basis over the Performance Period and their respective weightings and their respective Threshold, Target and Maximum levels of performance, are described in the table(s) set forth in Exhibit A to this Award Agreement.

3.2    Determination of Amount of Payment. Payouts in settlement of the Performance Award will be interpolated between Threshold and Target if the level of the performance attained for the Performance Goal(s) for the Performance Measure for the Performance Period falls between the Threshold and Target levels specified in the table(s) set forth in Exhibit A to this Award Agreement, and the payout will be rounded up to the nearest whole number of Shares. Payouts will be interpolated between Target and Maximum if the level of the performance attained for the Performance Goal(s) for the Performance Measure for the Performance Period falls between the Target and Maximum levels specified in the table(s) set forth in Exhibit A to this Award Agreement, and the payout will be rounded up to the nearest whole number of Shares.

3.3    Requirement to Meet Threshold Level of Performance. Absent the occurrence of a Change in Control prior to the end of the Performance Period, and to the extent not previously forfeited or terminated pursuant to Section 5 or 6 of this Award Agreement, the Performance Award shall be immediately forfeited and terminated as of the end of the Performance Period if none of the Performance Goals for the Performance Measures meet the Threshold for payment as described in the table(s) set forth in Exhibit A to this Award Agreement and the Committee determines that Section 3.4, 3.5 or 5.1 of this Award Agreement does not apply.

3.4    Adjustments for Certain Pre-Determined Events. In determining whether and to what extent each Performance Goal has been achieved, the Committee shall include or exclude from the calculation of the Performance Goal, applying U.S. generally accepted accounting principles, each of the events identified on Exhibit A that occurs during the Performance Period.

3.5    Other Discretionary Adjustments. Subject to Section 13.6 of the Plan, the Committee may amend or modify the vesting criteria (including the Performance Goals, Performance Measures or Performance Period) of the Performance Award based in whole or in part on the financial performance of the Company (or any Subsidiary or division, business unit or other sub-unit thereof) in recognition of unusual or nonrecurring events (including the events described in Sections 13.4 or 4.5(a) of the Plan) affecting the Company or the financial statements of the Company or of changes in Applicable Laws or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Award Agreement. If the Performance Award is intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

4.Settlement; Issuance of Shares.

4.1    Settlement; Amount of Payment. In the event of the achievement of at least the Threshold level of performance with respect to at least one (1) of the Performance Goals described in the table(s) set forth in Exhibit A to this Award Agreement during the Performance Period, which achievement must be certified in writing by the Committee as soon as practicable following the expiration of the Performance Period, but in any event not later than September 30, of the calendar year in which the Performance Period ends (the “Final Determination Date”), the Participant shall receive such number of Shares up to the Maximum Potential Payout under the Performance Award as determined pursuant to Section 3 and Exhibit A to this Award Agreement and subject to applicable withholding pursuant to Section 8 of this Award Agreement. If none of the Performance Goals are achieved at the Threshold level of performance or above, after adjustments under Section 3.4 or 3.5, if applicable, and the Committee determines that Section 3.4, 3.5 or 5.1 of this Award Agreement does not apply, then the Performance Award shall be forfeited and canceled and the Participant shall receive no Shares in settlement thereof. The Participant may not receive a greater number of Shares than the Maximum Potential Payout, subject to adjustment as provided in the Plan. In the event the Performance Award is forfeited or cancelled for any reason pursuant to Section 3, 5 or 6 of this Award Agreement or otherwise, no Shares shall be issued or payment made in settlement of the Performance Award.

4.2    Timing and Manner of Payment. Any Shares issued to the Participant upon settlement of the Performance Award shall be issued and delivered to the Participant (by entering such Shares in book entry form in the name of the Participant or depositing such Shares for the Participant’s benefit with any broker with which the Participant has an account relationship or the Company has engaged to provide such services under the Plan, as determined by the Company in its discretion) as soon as practicable but in any event within thirty (30) days following the earliest to occur of (a) the Final Determination Date, or (b) the Participant’s death, except to the extent that Shares are withheld to pay tax withholding obligations pursuant to Section 8 of this Award Agreement or the Participant has properly elected to defer income that may be attributable to the Performance Award under a Company deferred compensation plan or arrangement.

4.3    Issuance of Shares Subject to Applicable Law; Cash Settlement. The issuance and delivery of Shares pursuant to the Performance Award shall be subject to Applicable Law. Notwithstanding anything in this Award Agreement to the contrary, the Company may, in its discretion, settle all or a portion of the Performance Award in the form of a cash payment to the extent settlement in Shares is prohibited under Applicable Law, with such cash payment being determined based on the Fair Market Value of such Shares. Alternatively in such situation, the Company may, in its discretion, settle all or a portion of the Performance Award in the form of Shares but require an immediate sale of such Shares (in which case, this Award Agreement shall give the Company the authority to issue sales instructions on the Participant’s behalf).

4.4    Repatriation; Compliance with Applicable Laws. As a condition of the Performance Award, the Participant agrees to repatriate all payments attributable to the Performance Award in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different). In addition, the Participant agrees to take any and all reasonable actions, and consents to any and all actions taken by the Company and its Affiliates, as may be required to allow the Company and its Affiliates to comply with local Applicable Law in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions that may be required to comply with his or her personal legal and tax obligations under local Applicable Law in the Participant’s country of residence (and country of employment, if different).

5.Employment or Service Requirement. The Performance Award shall not vest and shall terminate and be forfeited in the event the Participant’s continuous employment or service relationship (including service as an Employee or as a Consultant) with the Company terminates during the Performance Period, except as provided in this Section 5, Section 17 of the Plan or as otherwise determined by the Committee in its discretion.

5.1    Termination Due to Death. If the Participant’s continuous employment or service relationship (including service as an Employee or as a Consultant) with the Company terminates by reason of the Participant’s death prior to the end of the Performance Period, but after the conclusion of not less than one year of the Performance Period, the Performance Award shall vest immediately and the Participant shall receive such number of Shares equal to the Target Potential Payout under the Performance Award.

5.2    Termination without Cause, for Good Reason or Due to Disability or Qualified Retirement. Except as provided in Section 17 of the Plan, if the Participant’s continuous employment or service relationship (including service as an Employee or as a Consultant) with the Company is terminated: (a) by the Company other than for Cause, (b) by the Participant for Good Reason (as defined in an Individual Agreement, or if no Individual Agreement exists, the Plan) (c) by reason of the Participant’s Disability or (d) by the Participant in the event of a Qualified Retirement, in each case prior to the end of the Performance Period, but after the conclusion of not less than one year of the Performance Period, then the Participant shall vest in a prorated portion of the Performance Award upon completion of the Performance Period based upon the actual level of performance for the entire Performance Period as determined pursuant to Section 3, with proration based on the number of months that the Participant was employed or provided services to the Company during the Performance Period. For purposes of this Award Agreement, a “Qualified Retirement” shall occur upon the Participant’s voluntary termination of employment from the Company, provided that on the date of the Participant’s voluntary termination of employment, the Participant is sixty-five (65) years or older and the Participant has been continuously employed by the Company or any Affiliate or has provided services to the Company for five (5) or more years.

5.3    Effect of Transfers Among Affiliates. For purposes of this Section 5 and Section 6, any reference to the Company shall include any Affiliate that employs the Participant (to the extent the Participant is not employed by the Company), and a transfer of the Participant’s employment or service relationship between the Company and any Affiliate of the Company or between any Affiliates of the Company shall not be treated as a termination of employment or service relationship under this Award Agreement.

5.4    Effect of Participant Becoming a Consultant. If the Participant’s employment with the Company terminates prior to the end of the Performance Period but the Participant at such time then becomes a Consultant or a Director, the Participant’s rights under this Award Agreement shall continue to vest so long as the Participant continues to provide services to the Company; provided such continued vesting will not cause the Performance Award to become taxable under Section 409A of the Code, unless in such case the Participant consents to such taxation under Section 409A of the Code.

5.5    Date of Termination. Except in instances where the Participant becomes a Consultant as provided in Section 5.4 above, the Participant’s employment termination date shall mean the last day that the Participant is in an employer-employee relationship for the Company, without regard to the reason for the Participant’s cessation of service and without regard to any advance notice period as may be otherwise provided under local law.

6.Effect of Actions Constituting Cause or Adverse Action; Forfeiture.

6.1    Effect of Actions Constituting Cause or Adverse Action. If the Participant is determined by the Committee to have taken any action that would constitute Cause or an Adverse Action during or within one (1) year after the termination of the Participant’s employment or other service with the Company, irrespective of whether such action or the Committee’s determination occurs before or after termination of the Participant’s employment or other service with the Company and irrespective of whether or not the Participant was terminated as a result of such Cause or Adverse Action, (a) all rights of the Participant under this Award Agreement shall terminate and be forfeited without notice of any kind, and (b) the Committee in its discretion shall have the authority to rescind the Performance Award and to require the Participant to pay to the Company, within ten (10) days of receipt from the Company of notice of such rescission, any amount received or the amount of any gain realized as a result of such rescission. The Company shall be entitled to withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company) or make other arrangements for the collection of all amounts necessary to satisfy such payment obligations. This Section 6.1 shall not apply following a Change in Control.

6.2    Forfeiture or Clawback of Performance Award Under Applicable Law and Company Policy. The Performance Award and the Shares issuable pursuant to the Performance Award are subject to forfeiture or clawback by the Company to the extent required and allowed by Applicable Law, including the Sarbanes Oxley Act of 2002, and any implementing rules and regulations promulgated thereunder, and pursuant to any forfeiture, recoupment, clawback or similar policy of the Company, as such laws, rules, regulations and policy may be in effect from time to time. By accepting the Performance Award under this Award Agreement, the Participant agrees and consents to the Company’s application, implementation and enforcement of (a) any clawback / recoupment policy and (b) any provision of Applicable Law relating to the cancellation, recoupment, rescission or payback of compensation and expressly agrees that the Company may take such actions as are necessary to effectuate the recoupment policy (as applicable to the Participant) or Applicable Law without further consent or action being required by the Participant. For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the Participant’s Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company. To the extent that the terms of this Award Agreement and the clawback / recoupment policy conflict, the terms of the clawback / recoupment policy shall prevail.

7.Change in Control. If there is a Change in Control, the Performance Award shall be subject to the vesting and other provisions of Section 17 of the Plan with respect to such Change in Control.

8.Income Tax and Social Insurance Contributions Withholding.

8.1    Responsibility for Tax-Related Items. Regardless of any action the Company takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company: (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Award, including the grant of the Performance Award, the vesting of the Performance Award, and the settlement of the Performance Award; and (b) does not commit to structure the terms of the Performance Award or any aspect of the Performance Award to reduce or eliminate the Participant’s liability for Tax-Related Items. If the Participant becomes subject to taxation in more than one country between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one country.

8.2    Manner of Withholding for Tax-Related Items. Prior to any relevant taxable or tax withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In lieu of the Sell to Cover provided below, the Participant may pay to the Company any amount of the Tax-Related Items.
(a)In this regard, by accepting the Performance Award, the Participant hereby elects, effective on the date the Participant accepts the Performance Award, to sell Shares issued in respect of the Performance Award in an amount determined in accordance with this Section and to allow the Agent (as defined below) to remit the cash proceeds of such sales to the Company as more specifically set forth below (a “Sell to Cover”) to permit the Participant to satisfy all Tax-Related Items to the extent the Tax Related Items are not otherwise satisfied pursuant to Section 8.2(b), and in furtherance of the foregoing, hereby appoints Bank of America Merrill Lynch or any stock plan service provider or brokerage firm designated by the Company for such purpose (the “Agent”) as the Participant’s Agent, and authorizes the Agent, to:

(i)Sell on the open market at the then prevailing market price(s), on the Participant’s behalf, as soon as practicable on or after the date on which the Shares are delivered to the Participant pursuant to Section 4 in connection with the vesting of the Performance Award, the minimum number of Shares (rounded up to the next whole number) sufficient to generate proceeds to cover the Tax-Related Items that is not otherwise satisfied pursuant to Section 8.2(b) and all applicable fees and commissions due to, or required to be collected by, the Agent;

(ii)Remit directly to the Company or any Affiliate the cash amount necessary to cover the Tax-Related Items;

(iii)Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale of Shares referred to in clause (i) above; and

(iv)Remit any remaining funds to the Participant.

(b)Alternatively, or in addition to or in combination with the Sell to Cover provided for under Section 8.2(a), the Participant authorizes the Company, at its discretion, to satisfy the obligations with regard to all Tax-Related Items by the following means (or by a combination of the following means):

(i)Requiring the Participant to pay to the Company any amount of the Tax-Related Items; and/or

(ii)Withholding any amount of the Tax-Related Items from the Participant’s wages or other cash compensation paid to the Participant by the Company; and/or

(iii)Withholding Shares (rounded up to the next whole number) from the Shares issued or otherwise issuable to the Participant in connection with the Performance Award at Fair Market Value equal to the amount of the Tax-Related Items; provided, however, that the number of such Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income unless the Participant authorizes the Company to use the applicable maximum statutory withholding rates.

(c)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or if the Participant consents other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. When withholding Shares for taxes is effected under this Award Agreement and the Plan, it will be withheld only up to an amount based on the maximum statutory tax rates in the Participant’s applicable tax jurisdiction or such other rate that will not trigger a negative accounting impact on the Company. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Shares subject to the vested Performance Award notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan. The Company may refuse to issue or deliver Shares to the Participant if the Participant fails to comply with its obligations in connection with the Tax-Related Items.

The Participant hereby acknowledges that the Sell to Cover instruction to the Agent set forth in Section 8.2(a) above to sell Shares to cover the Tax-Related Items is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act. The Participant hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of Shares that must be sold pursuant to the Sell to Cover instruction in Section 8.2(a) to satisfy the Participant’s obligations hereunder. The Participant acknowledges that the Agent is under no obligation to arrange for the sale of Shares at any particular price and that the Agent may effect sales as provided in the Sell to Cover instruction in Section 8.2(a) in one or more sales and that the average price for executions resulting from bunched orders may be assigned to the Participant’s account. The Participant further acknowledges that the Participant will be responsible for all brokerage fees and other costs of sale, and the Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. The Participant acknowledges that it may not be possible to sell Shares pursuant to the Sell to Cover instruction in Section 8.2(a) due to (a) a legal or contractual restriction applicable to the Participant or to the broker, (b) a market disruption, (c) rules governing order execution priority on NASDAQ or other exchange where the Shares may be traded, (d) a sale effected pursuant to Sell to Cover instruction in Section 8.2(a) that fails to comply (or in the reasonable opinion of the Agent’s counsel is likely not to comply) with the Securities Act, or (e) if the Company determines that sales may not be effected pursuant to the Sell to Cover instruction in Section 8.2(a). In the event of the Agent’s inability to sell Shares, the Participant, will continue to be responsible for the Tax-Related Items. The Participant hereby agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of Sell to Cover instruction in Section 8.2(a). The Agent is a third party beneficiary of Sell to Cover instruction in Section 8.2(a). The Sell to Cover instruction in Section 8.2(a) shall terminate not later than the date on which all Tax-Related Items arising from the vesting of the Performance Award and the related issuance of Shares have been satisfied.

9.	Non-Transferable. The Performance Award may not be assigned, transferred, pledged or hypothecated in any manner other than by will or the laws of descent or distribution.

10.Data Privacy Consent. Pursuant to applicable personal data protection laws, the Company hereby notifies the Participant of the following in relation to the Participant’s personal data and the collection, use, processing and transfer of such data in relation to the Performance Award and the Participant’s participation in the Plan. The collection, use, processing and transfer of the Participant’s personal data is necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan. The Participant’s denial and/or objection to the collection, use, processing and transfer of personal data may affect the

Participant’s participation in the Plan. As such, the Participant voluntarily acknowledges and consents (where required under Applicable Law) to the collection, use, processing and transfer of personal data as described herein.

The Company holds certain personal information about the Participant, including the Participant’s name, home address, e-mail address, and telephone number, date of birth, social security number, passport number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all equity awards or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (the “Data”). The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by Applicable Law and regulations in the Participant’s country of residence (and country of employment, if different). Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.
The Company will transfer the Data as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company may further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States of America (“U.S.A.”). The Participant hereby authorizes (where required under Applicable Law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan.
The Participant may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of Applicable Laws) of the Data, and (d) to oppose, for legal reasons, the collection, use, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan. The Participant may seek to exercise these rights by contacting the Participant’s local Human Resources manager or the Company’s Human Resources Department.

11.	Miscellaneous.

11.1    No Right to Continue Employment or Service. Neither the Plan, the Performance Award, nor any related material shall give the Participant the right to continue in employment by or perform services to the Company or any Affiliate or shall adversely affect the right of the Company or any Affiliate to terminate the Participant’s employment or service relationship with the Company or any Affiliate with or without Cause at any time.

11.2    Governing Law; Mandatory Jurisdiction. Except to the extent expressly provided herein or in connection with other matters of corporate governance and authority (all of which will be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of this Award Agreement and the Plan and any rules, regulations and actions relating to this Award Agreement will be governed by and construed exclusively in accordance with the laws of the State of Delaware, U.S.A., notwithstanding the conflicts of laws principles of any jurisdictions. For purposes of litigating any dispute that arises under the Performance Award or this Award Agreement, the Company and the Participant hereby irrevocably submit to the jurisdiction and venue of the Federal or State courts of the States of Tennessee and Delaware, U.S.A., relative to any and all disputes, issues and/or claims that may arise out of or relate to the Performance Award or this Award Agreement. The Company and the Participant further agree that any and all such disputes, issues and/or claims arising out of or related to the Performance Award or this Award Agreement will be brought and decided in the Federal or State courts of the States of Tennessee or Delaware, U.S.A., with such jurisdiction and venue selected by and at the discretion of the Company.

11.3    Binding Effect. This Award Agreement shall be binding upon the Company and the Participant and their respective heirs, executors, administrators and successors.

11.4    Severability; EU Age Discrimination Rules. Wherever possible, each provision of this Award Agreement will be interpreted so that it is valid under Applicable Law. If any provision of this Award Agreement is to any extent invalid under Applicable Law, that provision will still be effective to the extent it remains valid. The remainder of this Award Agreement also will continue to be valid, and this entire Award Agreement will continue to be valid in other jurisdictions. If the Participant is a local national of and is employed in a country that is a member of the European Union, the Performance Award and this Award Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Award Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under Applicable Law.

11.5    Investment Representation. The Participant hereby represents and covenants that (a) any Shares acquired upon the settlement of the Performance Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the United States Securities Act of 1933, as amended (the “Securities Act”) or any similar law, unless such acquisition has been registered under the Securities Act and any applicable state and foreign securities laws; (b) any subsequent sale of any such Shares will be made either pursuant to an effective registration statement under the Securities Act and any applicable state or foreign securities laws, or pursuant to an exemption from registration under the Securities Act and such state or foreign securities laws; and (c) if requested by the Company, the Participant will submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of settlement of the Performance Award hereunder or (y) is true and correct as of the date of any sale of any such Share, as applicable. As a further condition precedent to the settlement of the Performance Award and the delivery to the Participant of any Shares subject to the Performance Award, the Participant will comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the Shares and, in connection therewith, will execute any documents which the Company will in its discretion deem necessary or advisable.

11.6    Private Placement. If the Participant is resident and/or employed outside of the U.S.A., the Performance Award is not intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law), and the Performance Award is not subject to the supervision of the local securities authorities.

11.7    Insider Trading/Market Abuse Laws. The Participant’s country of residence may have insider trading and/or market abuse laws that may affect the Participant’s ability to acquire or sell Shares under the Plan during such times the Participant is considered to have “inside information” (as defined in the laws in the Participant’s country of residence). These laws may be the same or different from any Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to be informed of and compliant with such regulations, and the Participant is advised to consult with the Participant’s personal advisors for additional information.

11.8    Electronic Delivery. The Company may, in its discretion, decide to deliver any documents related to the Performance Award to the Participant under the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

11.9    English Language. If the Participant is resident and/or employed outside of the U.S.A., the Participant acknowledges and agrees that it is the Participant’s express intent that this Award Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Performance Award, be drawn up in English. If the Participant has received this Award Agreement, the Plan or any other documents related to the Performance Award translated into a language other than English, and if the meaning of the translated version is different from the English version, the meaning of the English version shall control.

11.10    Addendum. Notwithstanding any provisions of this Award Agreement to the contrary, the Performance Award shall be subject to any special terms and conditions for the Participant’s country of residence (and country of employment, if different), as are forth in an applicable Addendum to this Award Agreement. Further, if the Participant transfers residence and/or employment to another country reflected in an Addendum to this Award Agreement, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules, and regulations or to facilitate the operation and administration of the Performance Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). Any applicable Addendum shall constitute part of this Award Agreement.

11.11    Dutch Payment Obligation. Upon the issuance of the Shares, the Participant shall be obligated under Dutch law to pay to the Company the nominal value of €0.03 per Share (the “Dutch Payment Obligation”). The Company hereby grants the Participant the right to receive an equivalent payment from the Company and shall set-off the Dutch Payment Obligation against the right to such payment (resulting in a net payment of zero (0)). The Participant’s right to a payment from the Company cannot be used for any purpose other than as described above and cannot be assigned, transferred, pledged or sold. The Company shall also be entitled to satisfy the Dutch Payment Obligation in any other manner permitted under Dutch law (including by charging such amount against the Company’s reserves).

11.12    Headings and Sections. The headings contained in this Award Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Award Agreement. All references to sections herein shall be to sections of this Award Agreement unless otherwise expressly stated as part of such reference.

11.13    Additional Requirements. The Company reserves the right to impose other requirements on the Performance Award, any payment made pursuant to the Performance Award, and the Participant’s participation in the Plan, to the extent the Company determines, in its discretion, that such other requirements are necessary or advisable in order to comply with local Applicable Law or to facilitate the operation and administration of the Performance Award and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

11.14    Code Section 409A. The Performance Award is intended to comply with the requirements of Section 409A of the Code, or an exemption thereunder and shall be construed and administered consistent with such intention. A termination of employment under the Performance Award shall not be deemed to have occurred for purposes of any provision unless such termination constitutes a “separation from service” under Section 409A of the Code and references to a termination of employment shall mean “separation from service.” A Disability under Section 5 must constitute a “disability” under Section 409A of the Code.

11.15    Code Section 162(m); Performance-Based Compensation. If the Participant is a Covered Employee, it is intended that all payments under the Performance Award constitute “qualified performance-based compensation” within the meaning Section 162(m) of the Code and the Plan. The Performance Award is to be construed and administered in a manner consistent with such intent.

11.16    Non-Negotiable Terms. The terms of the Performance Award and this Award Agreement are not negotiable.

11.17    Nature of the Grant. In accepting the Performance Award, the Participant hereby acknowledges that:

(a)The Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company, in its discretion at any time, unless otherwise provided in the Plan or this Award Agreement.

(b)The grant of the Performance Award is voluntary and occasional and does not create any contractual or other right to receive future Performance Awards, or benefits in lieu of Performance Awards, even if Performance Awards have been granted repeatedly in the past.

(c)All decisions with respect to future Performance Award grants, if any, will be at the discretion of the Company.

(d)The Participant is voluntarily participating in the Plan.

(e)The Performance Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Affiliate.

(f)In the event the Participant is not an Employee, neither the Performance Award nor this Award Agreement will be interpreted to form an employment contract or relationship with the Company or any Affiliate.

(g)The future value of the Shares subject to the Performance Award is unknown and cannot be predicted with certainty and if the Performance Award vest and the Shares become issuable in accordance with the terms of this Award Agreement, the value of those Shares may increase or decrease.

(h)Neither the Company, nor any Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the local currency of the Participant’s country of residence and the U.S. dollar that may affect the value of the Performance Award or of any amounts due to the Participant pursuant to the settlement of the Performance Award or the subsequent sale of any Shares acquired upon settlement of the Performance Award.

(i)In consideration of the Performance Award grant, no claim or entitlement to compensation or damages shall arise from termination of the Performance Award or diminution in value of the Performance Award or Shares acquired upon vesting of the Performance Award resulting from termination of employment by the Company (for any reason whatsoever and whether or not in breach of applicable labor laws) and the Participant hereby irrevocably releases the Company and its Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acceptance of the Performance Award, the Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

(j)In the event of termination of the Participant’s employment with the Company (whether or not in breach of local labor laws), the Participant’s right to receive the Performance Award and vest in the Performance Award under the Plan, if any, will terminate effective as of the date of termination of his or her active employment as determined in the discretion of the Committee unless otherwise provided in this Award Agreement or Section 17 of the Plan and will not be extended by any notice of termination of employment or severance period provided to the Participant by contract or practice of the Company or any Affiliate or mandated under local law; furthermore, in the event of termination of the Participant’s employment (regardless of any contractual or local law requirements), his or her right to vest in the Performance Award after such termination, if any, will be measured by the date of termination of his or her active employment and will not be extended by any notice of termination of employment or severance period provided to the Participant by contract or practice of the Company or any Affiliate or mandated under local law; the Committee will have the discretion to determine the date of termination of the Participant’s active employment for purposes of the Performance Award.

(k)Neither the Company nor any Affiliate is providing any tax, legal or financial advice, nor is the Company or any Affiliate making any recommendations regarding the Participant’s participation in the Plan, acceptance of the Performance Award, acquisition of Shares upon vesting of the Performance Award or any sale of such Shares.

(l)The Participant has been advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or the Performance Award.

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WRIGHT MEDICAL GROUP N.V.
2017 EQUITY AND INCENTIVE PLAN
PERFORMANCE AWARD AGREEMENT

EXHIBIT A

Performance Goals for Third Fiscal Quarter of Fiscal Year 20__ -
Second Fiscal Quarter of Fiscal Year 20__ Performance Period

Performance Goal
Weighting	Performance Measure	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)

In determining whether and to what extent each Performance Goal has been achieved, the Committee shall [include/exclude] from the calculation of the Performance Goal, applying U.S. generally accepted accounting principles, each of the following events that occurs during the Performance Period:

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